                                  EXHIBIT 12
                                  ----------

                               Case Corporation
                      Ratio of Earnings to Fixed Charges*
                             (Dollars in millions)

                                                             Three Months
                                                                Ended
                                                               March 31,        Year Ended December 31,
                                                             ------------  --------------------------------

                                                             1999   1998   1998   1997   1996   1995   1994
                                                             ----   ----   ----   ----   ----   ----   ----
Net Income (loss)                                            (48)    69     64     403    316    337    131
Add:

   Interest                                                   75     47    240     170    160    174    160
   Amortization of capitalized debt expense                    1             3       1      4      6
   Portion of rentals representative of interest factor        3      3     12      12     12     12     11
   Income tax  expense (benefit) and other taxes
   on income                                                 (11)    33     42     191    185     81     93
   Fixed charges of 50% owned, unconsolidated subsidiaries     1      1      5       3      3      2      2
    Extraordinary items (net of taxes)                                                     33             5
   Cumulative effect of change in accounting principles
      (net of taxes)                                                                               9     29

                                                            ----   ----   ----    ----   ----   ----   ----
      Earnings as defined                                     21    153    366     780    713    621    431
                                                            ====   ====   ====    ====   ====   ====   ====

   Interest                                                   75     47    240     170    160    174    160
   Interest capitalized                                        1      3      3       2      1      2      3
   Amortization of capitalized debt expense                    1             3       1      4      6
   Portion of rentals representative of interest factor        3            12      12     12     12     11
   Fixed charges of 50% owned, unconsolidated subsidiaries     1      1      5       3      3      2      2
                                                            ----   ----   ----    ----   ----   ----   ----
      Fixed charges as defined                                81     51    263     188    180    196    176
                                                            ====   ====   ====    ====   ====   ====   ====
   Ratio of earnings to fixed charges                         --   3.00   1.39    4.15   3.96   3.17   2.45

   Deficiency of earnings to fixed charges                  $(60)

*Excludes impact of preferred dividends